EXHIBIT 99.1

Cortland Bancorp Earns $2.1 Million in First Half of 2015; Fueled by Solid Loan Growth and Revenues from Wealth Management and Mortgage Banking

CORTLAND, Ohio, July 24, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $916,000, or $0.21 per share, for the second quarter of 2015, compared to $1.0 million, or $0.23 per share, for the second quarter of 2014, and $1.1 million for the first quarter of 2015. For the first six months ended June 30, 2015, net income was $2.1 million, or $0.46 per share, compared to $2.4 million, or $0.52 per share, for the first six months ended June 30, 2014.

"After a great start to the year, we delivered solid financial results in the second quarter, driven again by robust loan growth, strong fee income and a solid net interest margin," said James M. Gasior, President and Chief Executive Officer. "Contributions from our mortgage banking business and our wealth management line, continued to boost revenues, reflecting an improving local economy. Investments we made in our highly-experienced lending teams are showing positive results with total loans growing 13% year-over-year and 4% in the quarter. We continue to position Cortland for future growth by strengthening our balance sheet and capital base, while continuing to explore new opportunities."

Second Quarter 2015 (at, or for the period June 30, 2015):

  Net interest income increased 4% to $4.6 million, compared to $4.4 million for the second quarter of 2014. Net interest income was level with the strong performance delivered in the first quarter of 2015. Year-to-date, net interest income was $9.1 million, compared to $8.9 million for the first half of 2014.
  Total loans increased by $41.3 million, or 13%, to $357.9 million, compared to $316.6 million, at June 30, 2014, and grew by $14 million, or 4%, from $343.9 million at March 31, 2015.
  Total deposits grew by 5% to $447.4 million, compared to $425.1 million at June 30, 2014, and 2% from $439.5 million at March 31, 2015.
  Nonperforming assets as a percentage of total assets were down 6% from the preceding quarter to 1.71%.
  Allowance for loan losses as a percentage of total loans was 1.52% for the second quarter, compared to 1.31% at June 30, 2014.
  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.28% and tangible equity to tangible assets of 9.92%.

Operating Results

Net Interest Income

Primarily due to higher average loan balances and lower cost of funds, second quarter net interest income increased 4% to $4.6 million, compared to $4.4 million for the second quarter a year ago. Net interest income was unchanged from the first quarter of 2015.  For the first half of 2015, net interest income increased 3% to $9.1 million, compared to $8.9 million for the first half of 2014.

Net Interest Margin

The net interest margin (NIM) was stable at 3.66% for the second quarter of 2015, compared to 3.68% for the second quarter of 2014, and 3.66% for the first quarter of 2015. For the first half of 2015, NIM was 3.66%, compared to 3.69% for the first half of 2014. "We maintained a solid net interest margin during the second quarter as a result of continued improvement in our earning asset mix, and reduced cost of funds," said David Lucido, Senior Vice President and Chief Financial Officer. "Contributing to a solid net interest margin, on a linked quarter basis, were the higher yields we generated from our loans."

Non-Interest Income

Total non-interest income, excluding investment gains and losses, increased 11% to $896,000 for the second quarter of 2015, compared to $806,000 for the second quarter of 2014, and decreased 14% from $1.0 million for the first quarter of 2015. Non-interest income increased 26% to $1.9 million for the first six months of 2015, from $1.5 million for the first six months of 2014.

"The increase in non-interest income year-over-year was primarily attributable to wealth management fees and the steady pick-up in our mortgage banking operations, benefitting from the continued improvement in the local economy. It was nice to see new home construction as a major portion of the volume," added Gasior. Non-interest income declined from the first quarter mainly due to a slight loss in the securities trading account compared to gains in the preceding and year ago periods and above average income from wealth management in the first quarter of 2015 related to a first quarter large nonrecurring investment.

"Our Cortland Investment Group continues to contribute non-interest fee income to quarterly revenues. Fee income added $117,000 to this quarter's revenues and $307,000 for the first half of 2015. We expect this fee income to continue to add to our revenue stream, as assets under management grow," continued Gasior. Assets under management increased 56% at June 30, 2015 from a year ago.

Operating Expenses

Non-interest expense for the second quarter of 2015 totaled $4.2 million, compared to $3.9 million for the second quarter of 2014, and $4.0 million for the first quarter of 2015. For the first six months of 2015, non-interest expense was $8.2 million, compared to $7.5 million for the first six months of 2014. The higher non-interest expense in the second quarter and for the first six months of the year was partially due to increased compensation expenses relative to staff retention and recruitment, and incentive program accruals, driving the higher volume mortgage and wealth management lines of business. Also contributing to expenses in the quarter were the opening of two loan production offices, together with continued investment into information technology relative to improved security monitoring, improved operational performance, and enhanced customer account analysis.

The efficiency ratio for the second quarter of 2015 was up 6% to 74.01%, compared to 70.14% for the second quarter of 2014, and 8% from 68.29% for the first quarter of 2015. Year-to-date, the efficiency ratio was 71.10%, compared to 67.73% for the like period in 2014. "The increase in the efficiency ratio in the second quarter and the first half of 2015 was primarily due to the additional loan origination offices expansion into the Fairlawn and Beachwood markets," said Lucido.

Income tax expense for the second quarter of 2015 was $200,000, compared to $246,000 for the second quarter of 2014, and $321,000 for the first quarter of 2015. "The effective tax rate for the second quarter of 2015 was 17.9%, which reflects the benefits of investments with tax incentives and tax free components of our revenue stream," said Lucido.

Balance Sheet and Asset Quality

Total assets grew 6% year-over-year to $568.8 million at June 30, 2015, compared to $534.4 million at June 30, 2014, and increased 2% from $556.0 million at March 31, 2015.

The investment securities totaled $167.5 million at June 30, 2015, compared to $178.6 million at June 30, 2014, and $170.5 million at March 31, 2015. At the end of June 30, 2015, the securities primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities. The decline in investment securities year-over-year, and from the preceding quarter, was essentially due to fund the higher-yielding and growing loan portfolio.

Total loans increased 13.0% to $357.9 million at June 30, 2015, compared to $316.6 million a year ago and grew 4% from $343.9 million at March 31, 2015. "Loan production remained solid in the second quarter propelled by commercial real estate and multi-family real estate loans, as well as business loans, particularly in the hospitality and nursing home industries," commented Gasior. "We continue to see significant potential for growth in our loan origination pipelines."

Quarterly average total deposits increased 6% to $448.0 million at June 30, 2015, from $424.1 million at June 30, 2014, and were flat compared to $447.2 million at March 31, 2015. Period end deposits grew 5% to $447.4 million at June 30, 2015, compared to $425.1 million at June 30, 2014 and were up 2% from $439.5 million at March 31, 2015.

"Asset quality remains strong with nonperforming loans as a percentage of total loans declining 8% from the linked quarter. The uptick in nonperforming loans, compared to a year ago, are a result of two isolated credit relationships that migrated over to nonaccruals in the second half of 2014," commented Gasior.  "Our asset quality metrics continue to reflect a minimal risk profile, and we are fully reserved for potential loan losses," Gasior commented. "At the same time, we continue to closely monitor our nonperforming loans."

Nonperforming loans as a percentage of total loans were 2.48% at June 30, 2015, compared to 2.41% at June 30, 2014, and 2.70% at March 31, 2015. Nonperforming assets, as a percentage of total assets, were 1.71% at June 30, 2015, up 16% from 1.48% at June 30 2014, and declined 6% from 1.81%, at March 31, 2015. The allowance for loan losses totaled $5.5 million, at June 30, 2015.

The provision for loan losses was $130,000 in the second quarter of 2015, compared to $150,000 in the second quarter of 2014, and $160,000 in the first quarter of 2015. In the first half of 2015, the provision for loan losses was $290,000, compared to $300,000 for the first half of 2014.

Nonaccrual loans increased to $5.3 million, or 1.48% of loans, at June 30, 2015, compared to $3.6 million, or 1.13% of loans, at June 30, 2014, and lower than the $5.7 million, or 1.65% of loans at March 31, 2015. "Net charge-offs were less than one-tenth of 1% in five of the past six quarters, a miniscule measure by any comparison, as nonaccrual loans have generally worked out to positive outcomes," said Gasior.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2015, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.83%	9.23%	5.00%
Tier 1 risk-based capital ratio	14.04%	11.98%	8.00%
Total risk-based capital ratio	15.28%	14.63%	10.00%

Other Developments

"Cortland Banks is pleased to announce that on September 1, 2015, we will begin offering an innovative suite of reward-based checking and savings accounts under the Kasasa brand name. Our new Kasasa offerings will enable our accountholders to receive attractive interest rates, cash back on debit card transactions, refunds on online purchases, automatic savings and nationwide ATM fee refunds depending on the account they choose. We are excited to offer this new line of retail products and expect the following benefits for our institution – new account growth, additional non-interest income, increased profitability and higher customer retention," said Gasior.

Cortland also recently opened a commercial loan production office in Beachwood, Ohio and a mortgage origination office in Fairlawn, Ohio, expanding both of those products beyond the retail footprint. A newly constructed retail banking office is nearing completion in Canfield, Ohio, expanding Cortland's presence in Mahoning County.

Regional Conditions

Ohio's economy grew by 2.1% last year, outperforming the four other states in the Great Lakes region, but a notch below the U.S. economy. The growth rate for the U.S. economy was 2.2% last year, according to a report by the Bureau of Economic Analysis released on June 10, 2015. After Ohio, Michigan showed the second-strongest growth rate in the region at 1.9%. Ohio's growth rate was the 18th best in the country last year.

"Ohio's economy saw the strongest gains in manufacturing, energy and health care. Oil and gas drilling, though, make up just a small part of the Ohio economy for now. The auto sector, machinery, plastics and chemicals were among the drivers for the gains in manufacturing in 2014, and manufacturing figures to be strong again this year," said Michael Wolf, a Wells Fargo & Co. economist. "If you go by the employment number, manufacturing has really picked up in Ohio in 2015." Ohio grew its gross domestic product 2.1% in 2014 to $583 billion.

http://www.dispatch.com/content/stories/business/2015/06/10/ohio-gdp-best-among-great-lakes-states.html

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two mortgage loan production offices, in Canfield and Fairlawn, Ohio. A thirteenth banking office is currently under construction in Mahoning County with an expected fourth quarter 2015 grand opening. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement.

This release may contain "forward-looking statements" that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management's plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management's expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended					Six Months Ended
	June 30,	June 30,		March 31,		June 30,	June 30,
	2015	2014	Var %	2015	Var %	2015	2014	Var %
SUMMARY OF OPERATIONS
Interest income	$ 5,206	$ 5,123	2%	$ 5,217	-- %	$ 10,423	$ 10,340	1%
Interest expense	(631)	(726)	(13)	(648)	(3)	(1,279)	(1,470)	(13)
Net interest income	4,575	4,397	4	4,569	--	9,144	8,870	3
Provision for loan losses	(130)	(150)	(13)	(160)	(19)	(290)	(300)	(3)
NII after loss provision	4,445	4,247	5	4,409	1	8,854	8,570	3
Investment security gains (losses)	(38)	141	(127)	8	(575)	(30)	460	(107)
Non-interest income	896	806	11	1,047	(14)	1,943	1,538	26
Non-interest expense	(4,187)	(3,909)	7	(3,994)	5	(8,181)	(7,532)	9
Income before tax	1,116	1,285	(13)	1,470	(24)	2,586	3,036	(15)
Federal income tax expense (benefit)	200	246	(19)	321	(38)	521	665	(22)
Net income (loss)	$ 916	$ 1,039	(12)%	$ 1,149	(20)%	$ 2,065	$ 2,371	(13)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,518	4,528	-- %	4,528	-- %	4,518	4,528	-- %
Earnings per share	$ 0.21	$ 0.23	(8)	$ 0.25	(16)	$ 0.46	$ 0.52	(12)
Dividends	0.06	0.05	20	0.06	--	0.12	0.08	50
Market value	14.15	11.90	19	15.30	(8)	14.15	11.90	19
Book value	12.50	12.01	4	12.62	(1)	12.50	12.01	4
Market value to book value	113.20%	99.08%	14	121.24%	(7)	113.20%	99.08%	14

BALANCE SHEET DATA
Assets	$ 568,819	$ 534,417	6%	$ 555,996	2%	$ 568,819	$ 534,417	6%
Investments securities	167,456	178,592	(6)	170,512	(2)	167,456	178,592	(6)
Total loans	357,873	316,567	13	343,911	4	357,873	316,567	13
Total deposits	447,373	425,065	5	439,471	2	447,373	425,065	5
Borrowings	56,638	48,435	17	52,753	7	56,638	48,435	17
Shareholders' equity	56,455	54,403	4	57,155	(1)	56,455	54,403	4

AVERAGE BALANCE SHEET DATA
Average assets	$ 561,263	$ 536,276	5%	$ 561,412	-- %	$ 561,338	$ 538,534	4%
Average total loans	348,506	314,826	11	348,180	--	348,344	323,111	8
Average total deposits	447,987	424,119	6	447,179	--	447,586	424,941	5
Average shareholders' equity	56,443	53,231	6	56,375	--	56,409	52,117	8

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$ (41)	$ (67)	(39)%	$ 3	(1,467)%	$ (38)	$ 70	(154)%
Net (charge-offs) recoveries to average loans	(0.05)%	(0.09)%	(44)	0.00%	(1,465)	(0.02)%	0.04%	(150)
Non-performing loans as a % of loans	2.48	2.41	3	2.70	(8)	2.48	2.41	3
Non-performing assets as a % of assets	1.71	1.48	16	1.81	(6)	1.71	1.48	16
Allowance for loan losses as a % of total loans	1.52	1.31	16	1.56	(3)	1.52	1.31	16
Allowance for loan losses as a % of non-performing loans	61.55	54.15	14	57.68	7	61.55	54.15	14

FINANCIAL RATIOS\STATISTICS
Return on average equity	6.49%	7.81%	(17)%	8.15%	(20)%	7.32%	9.10%	(20)%
Return on average assets	0.65	0.77	(16)	0.82	(21)	0.74	0.88	(16)
Net interest margin	3.66	3.68	(1)	3.66	--	3.66	3.69	(1)
Efficiency ratio	74.01	70.14	6	68.29	8	71.10	67.73	5
Number of employees (FTE)	152	153	(1)	149	2	151	152	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.83%	10.79%	0%	10.74%	1%	10.83%	10.73%	1%
Bank	9.23	9.26	(0)	9.28	(1)	9.23	9.21	0
Common equity tier 1 ratio
Company	12.88	N/A	N/A	13.19	(2)	12.88	N/A	N/A
Bank	11.98	N/A	N/A	12.46	(4)	11.98	N/A	N/A
Tier 1 risk-based capital ratio
Company	14.04	14.76	(5)	14.39	(2)	14.04	14.76	(5)
Bank	11.98	12.70	(6)	12.45	(4)	11.98	12.70	(6)
Total risk-based capital ratio
Company	15.28	15.84	(4)	15.63	(2)	15.28	15.84	(4)
Bank	14.63	15.33	(5)	15.15	(3)	14.63	15.33	(5)

CONTACT: James M. Gasior, President & CEO
         (330) 282-4111